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                                                                   Exhibit 10.39
                                                                     Page 1 of 5


_________ __, 2001

Mr. Frederick R. Fromm
c/o 3469 North First Street
San Jose, California 95134


Dear Mr. Fromm:

         This Employment Letter Agreement sets forth the terms of your employment agreement with Oplink Communications, Inc. (the "Company"). If you accept this Employment Letter Agreement, it will supersede the employment offer letters dated June 30, 2000 and August 16, 2000, by and between you and the Company.

         1. Position and Responsibilities. Until the Company's 2001 Annual Meeting of Stockholders, anticipated to take place on November 7, 2001 (the "Annual Meeting"), you will continue to be employed by the Company as its President. In that position, you will be responsible for the Sales & Marketing, R&D, and Merger & Acquisition activities and will report to the Chief Executive Officer of the Company. Your responsibilities may change from time to time as the Company deems it necessary. Following the Annual Meeting, you shall assume the position of Chief Executive Officer and President of the Company. In that position, you shall report to the Board of Directors of the Company.

         2. Office Location and Hours. You will work at our facility located at 3469 North First Street in San Jose, California. Normal office hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your responsibilities.

         3. Compensation. For your services under this Employment Letter Agreement, you will receive the following compensation from the Company. All references to the "$" symbol below refer to the U.S. dollar.

            (a) Base Salary. Effective following the Annual Meeting, you will receive a base salary of $350,000 per year, less payroll deductions and all required withholdings, payable under the Company's regular payroll practices, which currently includes payment on a bi-weekly basis. Your base salary will be reviewed on an annual basis.

            (b) Living Expense. Effective following the Annual Meeting, you will be entitled to receive a monthly living expense of up to $8,000 per month, subject to standard payroll deductions and all required withholdings, to the extent applicable, and payable under the Company's regular payroll practices, which currently includes payment on a bi-weekly basis.

            (c) Benefits.

                (1) Standard Benefits. You will continue to be eligible for the following standard Company benefits: medical insurance, 401(k) retirement savings plan, vacation, sick leave and holidays. Details about these benefits are provided in the Employee

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Handbook and plan summaries, available for your review. The Company may modify compensation and benefits from time to time, as it deems necessary.

                   (2) Supplemental Life Insurance. The Company will continue to maintain a term life insurance policy on your life for $1,000,000 for the benefit of your designated beneficiary.

               (d) Employee Stock Purchase Plan. You will be eligible to participate in the Employee Stock Purchase Plan as provided under the terms of such plan.

               (e) Stock Options. As approved by the Company's Board of Directors on September 26, 2001, you were granted stock options to purchase (i) 1,000,000 shares of the Company's Common Stock ("Stock Option 1") and (ii) 2,000,000 shares of the Company's Common Stock ("Stock Option 2") pursuant to the Company's 2000 Equity Incentive Plan on the following terms.

                   (1) Exercise Price. The exercise price of Stock Option 1 and Stock Option 2 shall be the fair market value of the stock at the time of grant, as determined by the Company's Board of Directors.

                   (2) Vesting.

                       (A) Standard Vesting. Stock Option 1 shall be fully vested and exercisable as of the Annual Meeting. Stock Option 2 shall be subject to vesting on the following terms: one-fourth (1/4/th/) shall vest on the one-year anniversary of the Annual Meeting, with the balance vesting equally on a monthly basis thereafter for each month of your employment with the Company over the next three years.

                       (B) Acceleration of Vesting Following Change of Control. Effective following the Annual Meeting, in the event of a "Change of Control" (as defined below) during your employment with the Company, all unvested options pursuant to Stock Option 2 and any other options to purchase shares of the Company's Common Stock granted to you by the Company's Board of Directors shall become fully vested and exercisable as of the date of such Change of Control.

                       (C) Acceleration of Vesting Following Termination Without Cause. Effective following the Annual Meeting, if you are terminated without "Cause" during your employment with the Company, all unvested options pursuant to Stock Option 2 and any other options to purchase shares of the Company's Common Stock granted to you by the Company's Board of Directors shall become fully vested and exercisable as of the date of such termination.

                       (D) Definitions. For purposes of this Employment Letter Agreement, the following terms shall have the meanings set forth below.

                           (1) "Cause" means the occurrence of any of the
following: (i) theft, misappropriation or embezzlement of Company property by the employee, or falsification of any Company documents or records by the employee; or (ii) conviction (including any plea of guilty or nolo contendere) of any felony or other crime involving moral

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turpitude or dishonesty by the employee; or (iii) any material breach by the employee of any employment agreement between the employee and the Company, which breach is not cured pursuant to the terms of such agreement.

                           (2) "Change of Control" means any one of the
following transactions: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

          (f) Severance. Effective following the Annual Meeting, if you are terminated without "Cause" during your employment with the Company, the Company will make severance payments to you in the form of continuation of your base salary for a period of 12 months from the date of termination (subject to applicable payroll deductions and required withholdings); provided, that you provide the Company with a general release and waiver of claims in a form reasonably acceptable to the Company and provided that you have not otherwise materially breached your proprietary information agreement with the Company.

          (g) Loan. Following the Annual Meeting, you will be eligible for a loan from the Company for the purchase of shares of the Company's Common Stock pursuant to Stock Option 1 in substantially the form attached hereto as Exhibit A.

     4.   Terms of Employment.

          (a) Company Policies and Agreements. As a Company employee, you will be expected to abide by the Company's rules and regulations, acknowledge in writing that you have read the Company's Employee Handbook, and sign and comply with the attached Employment, Confidential Information and Invention Agreement, which prohibits unauthorized use or disclosure of the Company's proprietary information. During the period of your employment, you will not engage in any employment or business activity other than for the Company without the express written consent of the Company. The Company may amend its rules and regulations at any time.

          (b) Employment At Will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a member of the Board of Directors of the Company.

          (c) Eligibility for Employment. As required by law, your employment with the Company is subject to satisfactory proof of your right to work in the United States.

     5. Complete Agreement. This Employment Letter Agreement, together with your Confidential Information and Invention Agreement and stock option agreements, forms the complete and exclusive statement of the terms of your employment agreement with the Company. The employment terms in this Employment Letter Agreement and the Confidential

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Information and Invention Agreement supersede any other prior or contemporaneous agreements or promises made to you by anyone, whether oral or written.

         If you agree to the terms of this Employment Letter Agreement, please sign and date the attached copy of this Employment Letter Agreement and return that copy to me.

         We hope that your expertise will be an important part of our continued effort to strive for excellence and greater success.

Very truly yours,


________________________________
Joseph Y. Liu
Chief Executive Officer

Agreed:


________________________________       ___________________________
Frederick R. Fromm                     Date

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                                    Exhibit A
                                 Promissory Note